Exhibit 99.2

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

HEALTHTRONICS, INC.

Moderator: Richard Rusk

May 7, 2009

4:00 pm CT

Operator:	Good day and welcome to the HealthTronics’ First Quarter 2009 Earnings conference call. Today’s conference is being recorded. At this time, I would like to turn the conference over to Mr. Richard Rusk. Please go ahead.

Richard Rusk:	Thank you. I am Richard Rusk, the Interim Chief Financial Officer. James Whittenburg, our President and Chief Executive Officer is on the call as well. Before we begin, let me remind everyone that this call will contain forward-looking statements regarding HealthTronics and our subsidiaries and the services we provide. Investors are cautioned that all such statements involve risks and uncertainties. Investors are also cautioned not to place under reliance on these forward-looking statements which speak only as of the date of this presentation. HealthTronics undertakes no obligation to publicly revise these forward-looking statements. Please refer to our press release as well as our SEC filings for discussion of the risk related to forward-looking statements. Now, I will turn the call over to James Whittenburg.

James Whittenburg:	Thank you, Richard. I will begin with a brief review of the first quarter and then Richard will detail our financial results. After that, I will discuss quarterly and business highlights and then as usual, we will conclude with a Q&A session. The broad spectrum of the services and products HealthTronics offers urologists continues to be our strength, contributing to financial results as well as our leadership position within this medical specialty. As you know HealthTronics is a major participant in urology offering a leading-edge technology and tools, innovative financing and partnerships, world-class legal and regulatory expertise as well as other services and products which combine and enable urologists to more effectively strain diagnose and treat their patients’ kidney and prostate diseases.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

As stated in today’s press release, revenue for the quarter was 43.6 million. Our quarterly adjusted EBITDA was 5.5 million. Our net income was 1 cent per share and our non-GAAP net income was 3 cents per share. We continue to be pleased with the results as we once again experienced growth throughout our diversified business. I will discuss a number of items after Richard’s financial review, including a products-and-services review, our ongoing investment and our laboratory business, targeted expense reductions in 2009, an update on our IGRT initiative and an update on our offer to Endocare. But first, Richard will give you some detail on the financial results. Richard?

Richard Rusk:	Thanks James. After that practice, we have even included attachments to our press release which provide certain detailed supplemental financial tables and schedules, that provide detailed earnings data for the results of operations till March 31, 2009. I direct you to those tables for comparisons.

Total revenues for the first quarter of 2009 were 43.6 million compared to 34 million in the first quarter of 2008. This 28% year-over-year growth was driven primarily by revenues from our acquisitions as well as strong performance within our existing partnerships. Our total costs were 29.3 million in the first quarter, and as the percentage revenue, were 67%. Our selling, general and administrative costs were 4.6 million in the quarter. Our adjusted EBITDA for the first quarter was 5.5 million.

Now, let’s look in more detail at our performance in the first quarter. Total revenue from operations was 43.6 million in the first quarter. Our revenues on a same-store partnership basis increased 1.1% from the first quarter of 2008. Overall, litho revenues increased 1.4 million, while our (prostate) revenues increased 6.3 million over last year. This increase in prostate revenues was driven by our AMPI acquisitions and our IGRT business. Revenues from our lab operations increased 1 million from the same period in 2008. This increase was driven primarily from revenues from our UroPath acquisition in the middle of 2008. Adjusted EBITDA was 5.5 million in the first quarter of 2009 which was up 1.3 million from the first quarter of 2008.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

At March 31, our balance-sheet position remained strong. Our net working capital was approximately 1.9 million. This is down significantly from the fourth quarter of 2008 as we are now reflecting the entire balance drawn on our credit facility as current since its maturity date is March 2010. We have a $60-million capacity on our credit facility and have drawn $37 million of that amount. We will refinance this facility before its maturity date in March of next year. We generated 15.8 million in operating cash flows in the first quarter of (2009), down by approximately 300,000 from the first quarter of the prior year.

This decrease relates to an increase in receivables related to the significant growth we’ve experienced in our lab operations, as well as a significant one-time insurance refund we’ve received in the first quarter of last year. We believe our strong balance-sheet as well as our strong cash flows from our core businesses will continue to provide us with strategic growth opportunities. To update you on a few other items in 2009, cash used for distributions to non-controlling interest increased 4.3 million as compared to the same period a year ago and reflects our move to monthly partnership distributions (for its) distributions four times a year as was done in prior years. As we announced in our fourth quarter results, we have ((inaudible)) our medical products division into our urology service operations beginning this quarter. We did this primarily because the division was no longer geographically or structurally separate from our urology services operations and because our service and manufacturing efforts (principally) support our urology services operations. Now, I will turn this over back to James.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

James Whittenburg:	Thanks Richard. The first quarter’s results were strong. Our diversified base business is performing well and our new initiatives and acquisitions remain key contributors to our financial performance. As expected and stated on our last call, we did experience some seasonality during the first quarter within a few percentage points of Q4 adjusted EBITDA. This type of seasonal decrease from Q4 to Q1 is similar to the trends we’ve experienced and have come to expect during the first quarter of each year. However, this year’s seasonality was so unmitigated by Q1 partnership growth, growth in laboratory services as well as acquisitions made during 2008.

This seasonality was further moderated by HealthTronics’ significant products, service and geographic diversification in the urology market. As an example, recent National Media regarding prostate cancer highlighted the often unique role of therapies that urologists can offer their patients. The scope and size of our channel in urology equips us with extensive knowledge concerning emerging trends, new treatment alternatives and evolving applications for existing technology. With this knowledge, we can continue to play a critical role in expanding treatment alternatives for patients and physicians alike, bringing leading-edge equipment and support services for the screening, diagnosis and treatment of diseases.

I will briefly review each of the HealthTronics’ products and services for both kidney and prostate disorders, as well as services we provide to urologists. Lithotripsy is a well-known example. Healthtronics operates the largest fleet of Lithotripsy units in the country with over 200 mobile and fixed units for the treatment of kidney stones. Radiation therapy is a therapy for prostate cancer. Our product is known as TotalRad and it brings a new technology and suite of services to the urology community which improves patient care and enhances practice economics. TotalRad provides urologists the opportunity to establish and operate radiation therapy centers using state-of-the-art Image-Guided Radiation Therapy Technology.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

Cryotherapy is an important focal treatment for prostate cancer and renal tumors. Through close to 30 partnerships, we provide cryotherapy services in 48 states, making HealthTronics the largest cryotherapy services provider in United States. In our laser business, we deploy a range of laser technologies to treat benign prostate enlargement and other urological conditions in a minimally invasive manner. We quickly established HealthTronics as the largest provider of Laser BPH services nationally. In the diagnosis of prostate cancer, we have developed a better way to provide laboratory services to our urologist partners. With accuracy and patient safety as our guide, our labs try to make access to pathology lab results faster and easier.

After combining our start-up ClariPath lab with the UroPath business we acquired in 2008, we now offer physicians the highest levels of diagnostic accuracy, safety and service. We enjoyed rapid growth in our first 3 years of operations with a relatively small incremental investment in sales and marketing. During 2009, we will continue to build our sales efforts to more aggressively market our unique offerings. Together, these businesses comprise what we refer to as to Total Care, our comprehensive suite of HealthTronics’ unique products and service solutions. As we have stated before, HealthTronics is currently partnered with roughly 1/3 of the actively practicing U.S. (physicians and) urologists. Through our physician partnerships, we not only provide and service state-of-the-art medical equipment, we also provide expertly-trained personnel and take care of responsibilities such as billing, scheduling and monitoring of regulatory requirements so the urologists have more time to spend with their patients.

Now, to update you on a few items. First returning to the lab discussion, during the first half of 2009, we plan to continue to increase our investment in our lab business. We expect to spend approximately an additional $1 million annually during 2009, principally to expand and train our sales force and invest in IT improvements. We are optimistic our pathology business could contribute substantially to our growth over the next few years. On the expense side, we intend to reduce our operating expenses during the second and third quarters by approximately $1 million annually, principally in the form of workforce reductions and relocations from acquisitions made during 2008. This expense reduction combined with ongoing investments in our core business will help improve HealthTronics’ financial performance.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

To update you on our IGRT initiative, our second center is almost completed and we expect it to be fully operational by the end of the second quarter. We are progressing on several other centers under executed LOIs and we are encouraged by our current deal pipeline which reflects continued strong urologist interest in our TotalRad offering. We are not expecting increased cost beyond our first quarter run-rate as we manage this initiative and any capital expenditures will be tied closely to center openings.

And finally, an update on our Endocare offer; as you know we initially approached Endocare’s Board of Directors in August of last year and they declined our offer. Since that time, we have remained interested in Endocare and particularly their leading role in the cryotherapy market. We continue to believe that an Endocare/HealthTronics combination would benefit both Endocare’s and HealthTronics’ stakeholders, and we therefore submitted another offered to acquire Endocare in early April. Our offer remains under consideration by Endocare’s Board of Directors and we are unable to comment on or discuss the matter further at this time. To conclude, our balance sheet and the fundamentals of our diversified business remain strong. Our cash position, access to capital through our credit line and market leadership enable us to pursue our strategy of both internal growth and opportunistic acquisitions. We are now happy to take your questions, operator?

Operator:	Thank you. To ask any question today, please press star 1 on your telephone keypad. If you are joining by a speakerphone, we ask you to please pick up your handset and make sure your mute function is turned off to allow our signal to reach your equipment. Once again, that is star 1 to ask a question at this time.

Our first question comes from David MacDonald from SunTrust.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

David MacDonald	Hey guys, good afternoon, just a couple of questions. Can you guys give us some sense of the same-store revenue growth? I think you gave it on the litho side, but can you give us a sense of organically what prostate is growing and labs growing when you kind of X out some of the acquisitions?

Richard Rusk:	Yeah, overall, same-store was a little over 1% and that’s primarily driven on the litho side. The litho side was up almost $1 million. The other two were really right at or maybe even slightly below, Dave.

David MacDonald:	OK, so same-store revenue on the litho side was say 1%, was that volume price or what was it?

Richard Rusk:	It was really pricing, but the volumes were then 1% or 2% also but the price is what kicked it off.

David MacDonald:	OK. And then, can you guys talk a little bit about give us some sense in terms of you know what did Ocean contribute in the quarter in terms of either revenue or EBITDA or you know whatever you are willing to talk about? And can you give us a sense, it sounds like you are going to have one other facility up and running by the end of the second quarter, will there be additional openings in 2009 or is that one incremental kind of what we should expect for the balance of ‘09?

James Whittenburg:	Yeah, David, this is James, to answer your second question, we do expect that center to open some time in mid June. We don’t know that we will see a contribution in the second quarter but we would expect significant contribution in the third quarter.

At this point, it´s too early to know for certain whether or not we would have another center open during 2009, but I would say the odds are that it will be early 2010 (before our next) center opens. With respect to Ocean, we do have a couple of moving parts as we brought Ocean on board and so we are going to provide more visibility to both top-line and bottom-line contribution of Ocean in the second quarter.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

David MacDonald:	OK, and on the second opening, can you give us some sense of how many groups you are bringing together that would be using that center? You know how many urologists, just some type of sense you know so we can get a you know try to make a guess at what type of volumes you could potentially see through that facility?

James Whittenburg:	Yeah, it’s more than a dozen urologists and so we do expect good volume during the facility. And there is the potential that additional urologists may come on board even after the center opens.

David MacDonald:	OK. And then, can you guys talk a little bit about the sales force with the lab business and some of the spending that you are doing there and you know frankly, what could be being done better that you are kind of spending money on and what you expect that to kind of result in?

James Whittenburg:	Yeah, David, that’s a very good question and I would be happy to spend a little time on that. When we looked at our pathology efforts historically, we began ClariPath labs really as a test of the thesis that the relationships we had with urologists around the country had value even outside the traditional context of our partnership model. And pathology, the way the regs work in pathology, we cannot pursue pathology business through our traditional model and there is certainly in most instances less ancillary income than urologists derive from the pathology they work, they do in connection with their practice. So, in that context, we devoted very limited resources to the development of ClariPath over the first 2 years as we tested the thesis that our relationships had value in this context.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

We have now concluded that our relationships have very significant value in that context. And over the last really 9 months to a year, we began identifying and bringing on board talent to help lead an aggressive growth effort in the lab space. And as a result of that, we did have significant turnover and what I would characterize as a fairly limited sales force. I think we had roughly 10 to 12 sales reps. We exited around half of those late last year, or early this year. We have been in the process of replacing several positions and building out that sales force. We do expect to have close to 15 sales reps eventually dedicated principally on the lab side and we do expect to see significant contribution that is going to accelerate during the third and fourth quarters.

We just completed comprehensive training program at the very beginning of the second quarter to really update our sales force on the five different models that we have to offer to urologists. And while I won’t go in to each of those models on the call, I do think that our approach to the pathology market is sophisticated, in that, more so that any other lab, we do contemplate which models are going to work best for the practices that we assist in pathology.

David MacDonald:	OK. And I guess two things, one, I would assume it sounds like the sales folks that you are adding are probably more specialized, were the old guys more kind of generalists? And what is the IT spending that you are doing on the lab side?

James Whittenburg:	Yeah, I would say it’s a combination of two things. I think we are adding salespeople that are more seasoned. But I do think some aspects of what we offer in the lab space are unique in a sense that we really can’t hire people who are specialized in this particular model that we are offering. So we are training what I would characterize as more seasoned salespeople to go out and sell our offering.

With respect to the second question you have asked, David, IT, we are looking at actually acquiring access to an IT platform that will help us substantially in the lab in terms of the quality of the lab reports that we deliver and also internal measurement of our sales effort. And so on both of those fronts, we will be spending money throughout the course of this year, most of which will be expensed and in that context. I think, Richard, what are we talking about, 300,000?

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

Richard Rusk:	Yeah, on the IT piece?

James Whittenburg:	On the IT piece.

David MacDonald:	OK. And then just last question, guys, there was a pretty significant uptake in stock-base comp both year-over-year and sequentially, what’s kind of going on there?

James Whittenburg:	Yeah, let me address that, David. When I stepped into the CEO role and we had some other transition in the management team at that time, one of the objectives was to try and create a meaningful equity position for the management team that was tied to performance metrics and that really incented us to create shareholder value by focusing on share price. So, many of the performance metrics that are tied to the equity grants that are driving the stock expenditure thing are in place and we feel very good about those. One of the things you will see beginning with 2009 is a very significant decrease in the number of shares that are covered by things like restricted stock grants at the management level. And so, I would characterize 2000 – the grants during late 2007 and 2008 as really setting the incentives – the long-term incentives for the management team and so I don’t think it would be accurate to view those grants as representative of future grants.

David MacDonald:	So, is this kind of a good baseline number for the balance of the year and even 2010?

James Whittenburg:	It is a good baseline number for the balance of the year. I do think it drops off substantially in 2010, probably Richard, like half …

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

Richard Rusk:	Yeah, and some of that will be, the 2010 probably the first two quarter will be closer to this run rate and then you will see a significant drop after that.
David MacDonald:	OK, thanks very much.
Operator:	And there are no other questions at this point but I would like to remind the audience, it is star 1 if you have a question. And we just have one queue up, we will take that, from Mitra Ramgopal.
Mitra Ramgopal:	Yes, hi, good afternoon, guys.
James Whittenburg:	Hi Mitra, how are you?

Mitra Ramgopal:	Oh not too bad, just a couple of follow-up questions. With regards to the acquisitions you have made UroPath, AMPI, et cetera, are those pretty much fully integrated now?

Richard Rusk:	They are fully integrated from a standpoint of the revenue side of the business. We, as I mentioned earlier in my comments, are still going to make a few changes here and there as it relates to personal and location and cost structure and I do expect that to be one component of the $1 million that I hope to drive in the second and third quarter, $1-million reduction in our cost line.

Mitra Ramgopal:	OK, so we should see those fairly evenly distributed in the second and third?

Richard Rusk:	It will be, it’s actually going to be fairly even distributed and it’s going to go across really several of our different business lines.

Mitra Ramgopal:	OK. And coming back to the litho business, I don’t know if you can give us a sense of kind of the pricing environment you are seeing.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

Richard Rusk:	Actually, we feel very good about the pricing environment in litho. We have had CPI adjustments that are positive and we don’t anticipate declines in the foreseeable future. And the CPI adjustments have really been in the 3% range. And I think we are seeing roughly, we have probably not quite that much in terms of revenue improvement in our litho pricing on our wholesale contracts, but we are seeing something close to that.

Mitra Ramgopal:	So there is nothing to be worried about say on the reimbursement side then?
Richard Rusk:	In this environment, I wouldn’t tell anyone not to worry about reimbursement. But it’s certainly not the most significant of the worries that we might have related to business. We feel very good about reimbursement and pricing on the litho side. As you know a significant component of the reimbursement is driven by a fairly technical component that’s looking at the cost of equipment and so forth and we don’t think that is going to change anytime soon.

Mitra Ramgopal:	Right. And also given that you still have your eyes on Endocare and you are starting to ((inaudible)) IGRT, would it be safe to say that you know we probably shouldn’t be looking for a lot more in the acquisition front aside from what we have heard?

James Whittenburg:	I think it hinges, Mitra, on you know perhaps what happens with Endocare certainly. And if that moves forward and we are successful, then yes, I think for the balance of this year, it would take a very compelling opportunity for us to gear up and pursue it.

Mitra Ramgopal:	OK, thanks again, guys.
James Whittenburg:	Thank you.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

Operator:	Thank you and we will take our next question from Craig Pieringer with Wells Capital Management.
Craig Pieringer:	Yes, Good afternoon.

James Whittenburg:	Hi Craig.

Craig Pieringer:	I discussed this issue with Richard not long ago, but I want to hear your views on the subject, James, and it has to do with (Start 3) which to my understanding is – lithotripsy is exempted from any new regulations taking effect October 1, but the issue of PPH and cryo still seems to be up in the air. Can you update us on the company’s strategies to deal with this pending legislation?

James Whittenburg:	I can, I think your assessment of it is accurate that regs do take effect on October 1. Largely because we were proactive in working with CMS to have published a frequently-asked question that addresses the manner of contracting between physician on lithotripsy partnerships and hospitals, we do not have any issues as it relates to lithotripsy and the regs. With respect to laser BPH and cryo partnerships, there is an issue that is related to the regs and what I can say is that our approach to the issue is no longer up in the air. We have arrived at I think a very effective model that is both compliant from a regulatory standpoint and it’s also going to be attractive to both our partners and HealthTronics. But for competitive reasons and given that we spend significant time and money and energy developing the model, I probably won’t go into any more detail than that, Craig.

Craig Pieringer:	OK, well, that satisfies me, thank you very much.

James Whittenburg:	Thank you.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

Operator:	We will hear our next question from Kevin Richardson with Prides Capital.

Kevin Richardson:	Hey guys.

James Whittenburg:	Hey Kevin, how are you?

Kevin Richardson:	Doing great. I had three different questions. On Endocare, if they elect all stock, will it need shareholder vote and/or do you have indication – I know we don’t have any indication on whether they accept it or not, but that’s the first question?

Richard Rusk:	Kevin, I am going to be careful in how I answer the first question because I don’t want to make assumptions. If and this is just hypothetically if the transaction were to occur at the offered price, that we have outstanding to $1.25 a share and if it were all stock, our calculations it would require shareholder approval. And so you know hopefully that answers your question. If however, at that valuation the transaction consideration, the stock component of the transaction consideration is less than probably 65% of the total consideration, then there is a good chance it would not require shareholder approval which probably relates more to the expediency with which we could pursue that potential transaction.

Kevin Richardson:	Great thank. On IGRT, I know it’s been an investment area for a little bit, can you give us a sense of how much has been invested and then going forward with Ocean coming on and then the second center going up you are going to -- obviously it goes from an investment to profitability and what I am trying to understand is if I look at ‘08 and I go OK here’s so much, IGRT was costing us in ’07 and ‘08 and going forward it’s actually going to swing in this way, what is the delta on an EBITDA basis?

James Whittenburg:	Yeah let me rather than address it, and exactly the terms of your questions, let me just say we have roughly a $2 million annual spend that is not center specific.

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

Kevin Richardson:	Great.

James Whittenburg:	And as you look at centers the capital that we deploy in connection with any center opening could be anywhere from very little capital, $500,000, to $4 million. And obviously the amount of risk we have relative to the capital we deploy significantly impacts the economics and the transaction, but because it will vary from center to center it’s difficult to really give an exact date on where you know profitability taking into account the $2 million annual spend will intersect if you exclude the Ocean acquisition.

Kevin Richardson:	Great, super. And then the last one is on, it kind of relates to the prior person’s question, how much of the minority interest EBITDA or distributions I guess are litho partnerships versus the BPH and laser partnerships?

James Whittenburg:	That is about a million-and-a-half related to the prostate side of the business with the remaining begin on the litho side of the business for the quarter.

Kevin Richardson:	For the quarter?

James Whittenburg:	For the quarter.

Kevin Richardson:	Yeah exactly what I was looking for, thank you.

Operator:	And we will take a follow up from David MacDonald with SunTrust.

David MacDonald:	Hey guys can you give us the cash flow number, what was the distribution of partnership number and what was CapEx for the quarter?

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

James Whittenburg:	We would be happy to do that, David. On the distribution of partnership one thing I will preface it with keeping in mind in the first quarter we did go to monthly distribution, in prior years we had one distribution in the first quarter and that would have been very early in January. Then our cash balance accumulates to include the partnership distributions so that at quarter end March 31 we are reflecting a significant component of our cash balance that belongs to our partners.

With monthly distributions we have not made three distributions during the first quarter, two distributions we ordinarily would not have made. And that I think accounts for over $4 million of additional cash outflow during the quarter. So I just want to be careful as we look at the first quarter in trying to make comparisons or assumptions about cash flow one of the reasons we went to monthly distributions, and there were several, but one of the reasons was we believe it will create a greater continuity in terms of our cash flow picture and more transparency for investors. And so, Richard, having prefaced it with that, can you respond to those?

Richard Rusk:	Yes the cash flows from operations in the quarter were $15.8 million and we distributed a little over $18 million to the minority interest holders in the quarter like James said the first distribution in January is distributing cash we distributed in September, so you are distributing October-November-December-January that we did two monthly distributions thereafter. CapEx in the quarter was a little over $2 million and that related to really medically equipment, there were several lasers and litho related vehicles.

James Whittenburg:	Sometimes in the months that are included in the cash distributions to partners in the first quarter are we talking 5 months or 6 months?

David MacDonald:	He guys, like if you normalized it, what would it have been about $12 million bucks?

HEALTHTRONICS, INC.

Moderator: Richard Rusk

05-07-09/4:00 pm CT

Confirmation # 9749396

James Whittenburg:	Well taking in account the monthly distributions now that was 6 months so it would be half of that, it wouldn’t be $12 it actually is less than $12 million, it would be closer to $10.

David MacDonald:	OK so if I look at kind of a normalized free cash flow number in the quarter it was about $3 to $4 million? So take the $16 million of cash flow back out about $10 or $11 for distributions and then another $2 for CapEx is that a fair way to look at this?

James Whittenburg:	Yes that’s a fair way of looking at it.

David MacDonald:	OK, thank you.

Operator:	And we do not have any other questions. At this time, I would like to turn the conference back to our speakers for any additional or closing remarks.

James Whittenburg:	Thank you for joining the call today. This concludes the HealthTronics’ First Quarter conference call.

Richard Rusk:	Thank you.

Operator:	We do thank you for participation.

END